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                                                                   EXHIBIT 99.4

                        ESOP VOTING INSTRUCTION BALLOT
                           ACADIANA BANCSHARES, INC.

[X]  Please Mark Votes
  As in This Example

The undersigned hereby instructs the Trustees of the Employee Stock Ownership Plan ("ESOP") of Acadiana Bancshares, Inc. ("Acadiana") to vote, as designated below, all the shares of common stock of Acadiana allocated to my account pursuant to the ESOP as of December 31, 2002 at the Special Meeting of Shareholders to be held in the Les Saisons Room at A'La Carte located at 301 Heymann Boulevard, Lafayette, Louisiana, on Friday, February 14, 2003, at 1:00 p.m., Central Time, and any adjournment thereof.

The Board of Directors Recommends a Vote "FOR" the Following Proposals.

1. Proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 22, 2002, between IBERIABANK Corporation ("IBERIA") and Acadiana Bancshares, Inc. pursuant to which, among other things, Acadiana will merge into IBERIA, and on the effective date of the merger each outstanding share of common stock of Acadiana will be converted into the right to receive $7.88 in cash and $31.50 in IBERIA common stock based on the average closing price during a specified measurement period, but not less than .6848 nor more than ..9265 shares of IBERIA common stock, subject to adjustment as determined in accordance with the terms of the Agreement and Plan of Merger.

                              FOR  AGAINST ABSTAIN
                               [_]   [_]     [_]

2. Proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

                              FOR  AGAINST ABSTAIN
                               [_]   [_]     [_]

Such votes are hereby solicited by Acadiana's Board of Directors.

                                          Dated: ________________________ , 2003

                                          Signature ____________________________

If you return this card properly signed but you do not otherwise specify, shares will be voted for Proposals 1 and 2.